Exhibit 10.23

WCI Management Incentive

Compensation Plan 2016

I. Background

WCI Communities, Inc. (the “Company” or “WCI”) has established a management incentive compensation plan as set forth below (the “MICP” or “Plan”) to incentivize certain key managers to focus on critical business plan objectives for the period commencing January 1, 2016 through December 31, 2016. The Plan is a sub-plan established under the WCI Communities, Inc. Senior Executive Incentive Bonus Plan approved by the Board of Directors of the Company (the “Board”) on June 14, 2013 and approved by the stockholders of the Company on July 9, 2013 (the “Senior Executive Bonus Plan”).

II. MICP Structure

The MICP is split into two (2) components: a) Objective (75%) (“Objective Component”) and b) Subjective (25%) (“Subjective Component”). In the Objective Component of the Plan, payment of incentive bonuses under the MICP is independently conditioned upon the achievement of the following financial objective (“Financial Objective”): 2016 Pre-tax Income. The Financial Objective in this Objective Component will be measured independently and will be paid based on the respective grid in Appendix A. If actual performance with respect to the Financial Objective is below Threshold as set forth on Appendix A, there will be no MICP bonus payout with respect to the Financial Objective. If actual performance with respect to the Financial Objective exceeds Max as set forth on Appendix A, the MICP bonus payout with respect to the Financial Objective will be at Max MICP Payout as set forth on Appendix A. If actual performance is between any levels set forth on Appendix A, MICP bonus payout with respect thereto will be determined by linear interpolation.

Impairments taken in the calendar year 2016 shall be included in the Financial Objective calculation, but such calculation may be neutralized for impairments at the sole discretion of the Compensation Committee of the Board (the “Committee”) based upon facts and circumstances as it deems appropriate. Exclusion of any other extraordinary items will be at the discretion of the Committee.

In the Subjective Component of the Plan, payment of incentive bonuses under the MICP is independently conditioned upon the individual MICP Participant’s performance as determined and approved by the Committee in their discretion. If actual performance with respect to this Subjective Component is below Threshold as determined by the Committee, there will be no MICP bonus payout with respect to the Subjective Component. If actual performance with respect to the Subjective Component exceeds Max as determined by the Committee, the MICP bonus payout with respect to the Subjective Component will be at Max MICP Payout as set forth on Appendix A. If actual performance is between any levels set forth on Appendix A, MICP bonus payout with respect thereto will be determined by linear interpolation.

The Financial Objective in the Objective Component and the Subjective Component will carry the following weighting as it relates to payment under the MICP:

• Financial Objective	75%
• Subjective Component	25%
Total:	100%

III. Participation

The initial participants of the Plan will be 33 key managers of the Company selected by the Company’s Chief Executive Officer (“CEO”) and approved by the Committee, but the number of participants in the MICP may vary as a result of new hires, terminations, or otherwise as provided in the next paragraph below (the “MICP Participants”). Except with respect to replacement and new MICP Participants determined by the CEO as described below, the Target MICP bonus for each MICP Participant shall be determined by the CEO and approved by the Committee. The combined threshold, target and maximum MICP bonuses for all of the MICP Participants will not exceed $2,500,000, $5,000,000, and $7,500,000, respectively, stated on an annualized basis. The list of the initial 33 MICP Participants and Target MICP bonuses has been approved by the Committee.

Provided that the combined threshold, target and maximum MICP bonuses for all of the MICP Participants do not exceed the amounts set forth in the preceding sentence, the CEO will have the discretion and authority, without the approval of the Committee, to: (i) adjust or reallocate individual target bonus amounts at any time up to a maximum of $25,000 per individual but only one time for each MICP Participant before finalizing the bonus payments, and (ii) replace or add MICP Participants in the normal course of business (i.e., resulting from a termination (with or without Cause (as defined below)), voluntary termination, new hire, promotion, or transfer, etc.).

IV. MICP Vesting and Payment

As outlined below, Company management will provide the Committee with a calculation supported by relevant backup information for the Financial Objective in the Objective Component, as well as a certification signed by the CEO and CFO as to the Company’s achievement under the Financial Objective (the “MICP Documentation”). The presented MICP Documentation shall include any items of an unusual or nonrecurring nature which may affect the calculation of the Financial Objective.

Management shall prepare and present to the Committee the MICP Documentation required for payment of the Financial Objective, no later than February 28, 2017. Any bonuses with respect to the Financial Objective will be reviewed and approved by the Committee and payment made during calendar year 2017 no later than March 15, 2017. Without limiting the Company’s rights under Section 5 of the Senior Executive Bonus Plan, the Company retains the right to recover any monies paid to MICP Participants under the Financial Objective to the extent that the subsequent audited financial statements demonstrate such monies as not earned under the Plan.

Management shall prepare and present to the Committee their recommendations on the Subjective Component performance level achieved no later than February 28, 2017. Any bonuses with respect to the Subjective Component will be reviewed and approved by the Committee and payment made during calendar year 2017 no later than March 15, 2017. The Committee shall make final determinations with respect to all bonus payments under the Subjective Component. Dollars earned under this Subjective Component may be moved between participants at the sole discretion of the Committee and are not subject to any individual caps.

In the event that prior to December 31, 2016 an MICP Participant dies, then the MICP bonus shall vest for such MICP Participant and shall be prorated based upon such MICP Participant’s number of completed full calendar months of active employment by the Company during calendar year 2016 through the date of his or her death and shall be paid at the same time that MICP bonuses are otherwise paid to MICP Participants under the MICP.

In the event that prior to December 31, 2016 the Company terminates the employment of an MICP Participant following such MICP Participant’s permanent disability (as defined below), then the MICP bonus shall vest for such MICP Participant and shall be prorated based upon such MICP Participant’s number of completed full calendar months of active employment by the Company during calendar year 2016 through the date of such termination and shall be paid at the same time that MICP bonuses are otherwise paid to MICP Participants under the MICP. For purposes of the MICP, the determination of “permanent disability” shall be made by the Committee.

In the event that on or prior to December 31, 2016 the employment of an MICP Participant is terminated by the Company with or without Cause, or an MICP Participant voluntarily terminates his or her employment, and neither of the two immediately preceding paragraphs applies, bonus eligibility under the MICP for said MICP Participant shall be forfeited.

For clarification purposes, in the event an MICP bonus award for an MICP Participant vests on December 31, 2016, and subsequent to that date (but prior to the pay-out date for such bonus award), such MICP Participant’s employment with the Company terminates for any reason other than (a) for Cause or (b) voluntary resignation, then in such event the MICP Participant shall be entitled to receive such bonus, and shall be paid such bonus at the same time that bonuses are otherwise paid under the MICP in accordance with the Plan, and if such termination is by the Company for Cause or due to voluntary resignation, such bonus award will be forfeited.

If, at any time on or before December 31, 2016, a “change in control event” (as defined below) occurs with respect to the Company AND as a result of such change in control event (a) the employment of an MICP Participant is terminated by the Company without Cause, OR (b) an MICP Participant is “demoted” (as defined below) and such MICP Participant thereafter terminates his or her employment with the Company (a “CIC Termination Event”), then such MICP Participant’s MICP bonus shall immediately vest as of the date of such CIC Termination Event, and shall be paid within 30 days after the date of such CIC Termination Event at the greater of the: (i) the full 12 month Target bonus per Appendix A for the Financial Objective, or (ii) the full 12 month bonus that would be payable based upon the actual results through the date of the CIC Termination Event. For purposes of the MICP, an MICP Participant shall be deemed to have been “demoted” if prior to December 31, 2016 (a) the MICP Participant’s base salary is reduced

(excluding any such reduction that affects all WCI employees generally), or (b) there has been a material change in the MICP Participant’s title, duties or responsibilities. For purposes of the MICP, a “change in control event” shall have the same meaning as used in Treasury Regulation Section 1.409A-3(i)(5), except that the reference to a change in effective control of a company which occurs when a person or group acquires (during a 12 month period) “30%” or more of the total voting power of a company’s stock, shall be changed to “50%” or more of the total voting power of the Company’s stock. A termination of employment shall not be deemed to have occurred for purposes of this paragraph unless such termination is a “separation of service” within the meaning of Section 409A of the Code.

Notwithstanding anything to the contrary in the MICP, if an MICP Participant is party to an effective employment agreement with the Company, and there is a conflict between the terms of the MICP and such employment agreement, the terms and provisions of such employment agreement shall control.

V. MICP Ratification & Approval; Administration

The Committee will have the responsibility for administering, operating and interpreting the Plan in accordance with its terms and conditions. The Committee will have all powers necessary or appropriate to administer and operate the Plan. The Committee will have full discretionary authority in all matters related to the discharge of its responsibilities, and the exercise of its authorities and powers, under the Plan. All interpretations, constructions, determinations, decisions and actions of the Committee in relation to the Plan will be final, binding and conclusive on all MICP Participants and all other persons. Subject to its obligations under the Committee Charter, the Committee may delegate all or any part of its responsibilities and powers under this Article V to any person or persons selected by it.

VI. Miscellaneous

A. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment or service between the Company or any of its affiliates and any MICP Participant. Nothing in the Plan and no amount payable under the Plan will give any MICP Participant a right to continue to be an employee of the Company or any of its affiliates or in any other way affect the right of the Company or any of its affiliates to terminate the employment of any MICP Participant at any time, for any reason or no reason, with or without Cause or notice. No MICP Participant or other person shall have any rights or claims in relation to the Plan except in accordance with the provisions of the Plan.

B. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. The Plan is “unfunded” and all payments provided for under the Plan shall be paid in cash from the general funds of the Company. No MICP Participant shall have any interest in any specific asset of the Company as a result of the Plan. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship among the Company, the Committee, the CEO and any MICP Participant or any other person.

C. Any liability of the Company to any employee of the Company in relation to the Plan shall be based solely upon contractual obligations created by the Plan. None of the Company, the Committee, the CEO or any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute. None of the Company, the Committee or any such other person shall be liable to any MICP Participant or any other person as to any tax consequence expected, but not realized, by any such MICP Participant or other person in relation to participation in the Plan.

D. No amount payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or encumbrance of any kind.

E. Any payment or other distribution under the Plan may be reduced by any amount (including employment taxes) required to be withheld by the Company or any of its affiliates with respect thereto under any applicable law, rule, regulation, order or other requirement of any governmental authority, and the Company and its affiliates may cause to be made, as a condition precedent to any payment under the Plan, appropriate arrangements with any MICP Participant for the satisfaction of any such taxes. In addition, the Company and its affiliates shall have full authority to withhold any taxes (including employment taxes) applicable to amounts payable hereunder from other compensation owing to any such MICP Participant other than pursuant to the Plan, to the extent permitted by applicable law.

F. The Plan and all rights hereunder shall be governed by and construed and interpreted according to the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

G. The Committee, at any time and with or without prior notice, may amend, suspend or terminate the Plan, and each such amendment, suspension or termination shall be binding upon the Company, all MICP Participants and all other persons, provided, however, that no amendment, suspension or termination of the Plan shall materially and adversely affect the rights of any MICP Participant without such MICP Participant’s prior written consent, except such an amendment made to cause the Plan to comply with applicable law, tax rules or accounting rules.

H. The Company intends that bonus payments provided for in the Plan either be exempt from Section 409A of the Code or be provided in a manner that complies with the provisions of Section 409A of the Code and the Plan shall be interpreted and construed in a manner consistent with such intent. Notwithstanding any provision of the Plan to the contrary, in the event that following the date of adoption of the Plan the Company determines that any provision of the Plan could otherwise cause any person to be subject to the penalty taxes imposed under Section 409A of the Code, the Company may adopt such amendments to the Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under Section 409A of the Code. Notwithstanding anything herein to the contrary, in no event shall any liability for failure to comply with the requirements of Section 409A of the Code be transferred from an MICP Participant or any other person to the Company or any of its affiliates, employees or agents pursuant to the terms of the Plan or otherwise.

I. This Plan shall be administered consistent with the provisions of the Senior Executive Bonus Plan and in the event of any conflict between the terms of this Plan and the terms of the Senior Executive Bonus Plan, the terms of the Senior Executive Bonus Plan shall control. For the avoidance of doubt, the bonus awards paid under this Plan constitute bonuses payable pursuant to the last sentence of Section 4(b) of the Senior Executive Bonus Plan. Nothing in this Plan shall be deemed to constitute a “material modification” (within the meaning of Treasury Regulation Section 1.162-27(h)(1)(iii)) of the Senior Executive Bonus Plan and this Plan shall be interpreted accordingly.

J. For purposes of this Plan, “Cause” (i) shall have meaning given to such term in any employment agreement with the Company to which the MICP Participant is a party (a “Cause Agreement”); or (ii) in the absence of an applicable Cause Agreement, shall mean that the MICP Participant: (1) has committed any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement; (2) has committed intentional acts that materially impair the goodwill or business of the Company or cause material damage to its property, goodwill, or business; (3) has refused to, or willfully failed to, perform his or her material duties, which refusal or failure continues for a period of fourteen (14) days following notice thereof by the Company to the MICP Participant; or (4) has violated any written Company policies or procedures, which violation is not cured, to the extent susceptible to cure, within fourteen (14) days after the Company has given written notice to the MICP Participant describing such violation. For purposes of clause (ii) above, any voluntary termination by the MICP Participant in anticipation of a termination by the Company for Cause shall be deemed a termination by the Company for Cause.

Appendix A

2016 MICP Payout Grid

WCI Communities

The 2016 MICP Plan is split 75/25 in two components; Objective and Subjective

The 75% Objective Component will have the following Objective: 2016 Pre-tax Income

The 25% Subjective Component will be based on an individual’s performance to the organization at the discretion of the Board.

Description	Weight	Max	Target	Threshold
Objective
1) Pre-tax Income	75%	$5,625,000	$3,750,000	$1,875,000

Subjective
2) Individual Contribution	25%	$1,875,000	1,250,000	$625,000

Total	100%	$7,500,000	$5,000,000	$2,500,000

1) Pre-tax Income
	2016
2016 Pre-tax Income Plan	$60,000,000

	Pre-tax Income % Achieved	Pre-tax Income $ Achieved	MICP Payout %	MICP Payout $
Max	120.0%	$72,000,000	150.0%	$5,625,000

	115.0%	$69,000,000	137.5%	$5,156,250
	110.0%	$66,000,000	125.0%	$4,687,500
	105.0%	$63,000,000	112.5%	$4,218,750

Target MICP	100.0%	$60,000,000	100.0%	$3,750,000

	95.0%	$57,000,000	87.5%	$3,281,250
	90.0%	$54,000,000	75.0%	$2,812,500
	85.0%	$51,000,000	62.5%	$2,343,750

Threshold	80.0%	$48,000,000	50.0%	$1,875,000